Exhibit 10.25

August 11, 2021

Andrew Rickman

Re: Post-Business Combination Equity

Dear Andrew,

As you know, Rockley Photonics Limited (the “Company”) and Rockley Photonics Holdings Limited (“Holdings”) have entered into a Business Combination Agreement, dated as of March 19, 2021 (the “Business Combination Agreement”), with SC Health Corporation and Rockley Mergersub Limited, pursuant to which, upon the consummation of the transactions contemplated therein (the “Closing”), among other things, the Company will become a subsidiary of Holdings. In connection with the Closing, it is also expected that the Company and you will amend your employment agreement with the Company dated April 1, 2020 (as amended, your “Employment Agreement”).

This letter confirms that, in connection with the Closing, subject to approval by the Board of Directors of Holdings (the “Holdings Board”), and conditioned upon the filing of a Form S-8 registration statement by Holdings with respect to the Holdings 2021 Stock Incentive Plan (the “Stock Incentive Plan”), you will be granted a combination of (i) stock options to purchase shares of Holdings common stock at a price equal to such stock’s fair market value on the date of grant and/or (ii) restricted stock units for shares of Holdings common stock having an aggregate fair value determined at the Closing (or at grant) equal to $5 million. The equity awards shall be subject to the Stock Incentive Plan and such additional terms and conditions, including time-based quarterly vesting over four (4) years following the Closing subject to your continued employment, as shall be set forth in the applicable equity award agreement approved by the Holdings Board.

In addition, in the event that the Company and Holdings consider that your Employment Agreement has been terminated by (a) the Company for a reason other than for Cause or (b) lawfully by you for Good Reason (as each is defined in your Employment Agreement), in each case on or within twelve (12) months following a Change in Control (as defined in the Stock Incentive Plan), the above mentioned equity award(s) will vest in full, provided you execute a Severance Agreement and Release of Claims relating to your employment and its termination, in a form agreed with the Company, no later than sixty (60) days after the effective date of termination of employment.

This letter agreement shall be governed by, and construed in accordance with, the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.

This letter agreement may be executed in a number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter agreement.

ROCKLEY PHOTONICS LIMITED		ROCKLEY PHOTONICS HOLDINGS INC.

By:		By:
	Name:		Name:
	Title:		Title:

Understood and Accepted:

/s/ Andrew Rickman
Andrew Rickman

Date:_____________________________________